Exhibit 4.5

ZEKELMAN INDUSTRIES, INC.

as the U.S. Company

- and -

[CALLCO]

as CallCo

- and -

6582125 CANADA INC.

as Can HoldCo

- and -

HOLDERS OF EXCHANGEABLE SHARES
IN THE CAPITAL OF 6582125 CANADA INC.

as the Holders

EXCHANGE AND SUPPORT AGREEMENT

●, 2018

Section 6.9	Interpretation	14
Section 6.10	Counterparts	14
Section 6.11	Governing Law	14
Section 6.12	Assignment; Additional Permitted Subsidiaries	15
Section 6.13	Enforcement	15
Section 6.14	No Waiver	15
Section 6.15	Expenses	15
Section 6.16	Further Assurances	15

EXCHANGE AND SUPPORT AGREEMENT

This Exchange and Support Agreement (this “Agreement”) is made as of ●, 2018 by and among Zekelman Industries, Inc., a corporation existing under the laws of the State of Delaware (the “U.S. Company”), [CALLCO], an unlimited liability company existing under the laws of the Province of British Columbia (“CallCo”), 6582125 Canada Inc., a corporation existing under the laws of Canada (“Can HoldCo”), and the Holders.

WHEREAS, the Parties (or their Affiliates) are parties to an exchange and support agreement dated as of December 8, 2006 (the “Original Exchange and Support Agreement”);

AND, WHEREAS, in connection with the initial public offering of certain shares in the capital of the U.S. Company and the transactions to be effected in connection therewith, the Parties wish to amend and restate the Original Exchange and Support Agreement in order to set out their understanding with respect to certain rights and obligations in connection with, inter alia, the exchangeable shares in the capital of Can HoldCo (the “Exchangeable Shares”) and the shares of special voting stock in the capital of the U.S. Company (the “U.S. Company Special Voting Stock”), on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), the Parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Defined Terms

(1)

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the “Exchangeable Share Provisions”) in the Articles of Amendment of Can HoldCo dated as of ●, 2018 (the “Can HoldCo Articles”), unless the context requires otherwise.

(2)	In addition to the capitalized terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms have the meanings ascribed to such terms below:

“Automatic Exchange Right” means the benefit of the obligations of the U.S. Company or CallCo to effect the automatic exchange of Exchangeable Shares for MVS and/or SVS pursuant to Section 2.2.

“Automatic Exchange Right Consideration” means, in respect of each Exchangeable Share: (a) (i) if the date of the exchange pursuant to the Automatic Exchange Right occurs prior to the Conversion Date, one MVS or, if a Holder elects by delivering to the U.S. Company written notice not less than two Business Days prior to the date of the exchange, one SVS, or (ii) if the date of the exchange pursuant to the Automatic Exchange Right occurs on or after the Conversion Date, one SVS, in each case, as adjusted for Stock Splits; and (b) an amount equal to the Outstanding Dividend Amount calculated as of the date of the exchange pursuant to the Automatic Exchange Right.

“Exchange Right Consideration” means, in respect of each Exchangeable Share: (a) (i) if the date of the applicable exchange pursuant to the Exchange Right occurs prior to the Conversion Date, one MVS or, if a Holder elects in the written notice of exercise delivered to the U.S. Company pursuant to Section 2.1(2), one SVS, or (ii) if the date of the applicable exchange pursuant to the Exchange Right occurs on or after the Conversion Date, one SVS, in each case, as adjusted for Stock Splits; and (b) an amount equal to the Outstanding Dividend Amount calculated as of the date of the applicable exchange pursuant to the Exchange Right.

“Holders” means the registered holders of Exchangeable Shares from time to time (other than the U.S. Company or its Subsidiaries).

“Parties” means, collectively, the U.S. Company, CallCo, Can HoldCo and the Holders.

“U.S. Company Liquidation Event” means: (a) the institution by the U.S. Company of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up; (b) the consent of the U.S. Company to the institution of bankruptcy, insolvency or winding-up proceedings against it; (c) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, and the failure by the U.S. Company to contest in good faith any such proceedings commenced in respect of the U.S. Company within 60 days of becoming aware thereof; (d) the consent by the U.S. Company to the filing of any such petition or to the appointment of a receiver; (e) the making by the U.S. Company of a general assignment for the benefit of creditors; or (f) the admission in writing by the U.S. Company of its inability to pay its debts generally as they become due.

ARTICLE 2
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE RIGHT

Section 2.1 Exchange Right

(1)

The U.S. Company hereby grants to each Holder the right (the “Exchange Right”) to require the U.S. Company or, at the option of the U.S. Company, CallCo, to purchase from such Holder all or any part of the Exchangeable Shares held by such Holder on the terms set forth herein for an amount per Exchangeable Share equal to the Exchange Right Consideration. The Exchange Right may be exercised at any time and from time to time upon the occurrence and during the continuance of:

(a)	the failure of Can HoldCo to redeem all of the outstanding Exchangeable Shares following a Liquidation Event as provided in the Exchangeable Share Provisions;

(b)	the failure of Can HoldCo to redeem all of the outstanding Exchangeable Shares held by such Holder on the Redemption Date as provided in the Exchangeable Share Provisions;

(c)	the failure of Can HoldCo to redeem the Retracted Shares pursuant to a Retraction Request as provided in the Exchangeable Share Provisions;

(d)

the failure of the U.S. Company or CallCo to exchange all or any part of the Exchangeable Shares held by such Holder following the exercise of the Retraction Call Right or the Retraction Put Right as provided in the Exchangeable Share Provisions;

(e)

the failure of the U.S. Company or CallCo to exchange all or any part of the Exchangeable Shares held by such Holder following the exercise of the Redemption Call Right or the Redemption Put Right as provided in the Exchangeable Share Provisions; or

(f)

the failure of the U.S. Company or CallCo to exchange all or any part of the Exchangeable Shares held by such Holder following the exercise of the Liquidation Call Right or the Liquidation Put Right as provided in the Exchangeable Share Provisions.

(2)	To exercise the Exchange Right, a Holder must deliver to the U.S. Company the certificates representing the Exchangeable Shares to be exchanged together with a written notice stating:

(a)	that the Holder is exercising the Exchange Right;

(b)	the number of Exchangeable Shares in respect of which the Exchange Right is being exercised;

(c)	that the Holder desires to have all or any number of the Exchangeable Shares in respect of which the Exchange Right is being exercised exchanged for MVS and/or SVS, as applicable;

(d)

that the Holder has good title to and owns all of the Exchangeable Shares in respect of which the Exchange Right is being exercised free and clear of all Liens (other than under the Can HoldCo Articles);

(e)	whether the Holder is a non-resident of Canada for the purposes of the Tax Act;

(f)	the names of the Person(s) in which the MVS and/or SVS issuable in connection with the exercise of the Exchange Right are to be issued; and

(g)	the names and addresses of the Persons to whom the MVS and/or SVS issuable in connection with the exercise of the Exchange Right are to be delivered.

(3)

The U.S. Company or CallCo shall, as soon as reasonably practicable and, in any event, no later than five Business Days following receipt from a Holder pursuant to Section 2.1(2) of a notice of exercise of the Exchange Right and the certificates representing the Exchangeable Shares in respect of which the Exchange Right is being exercised, deliver or cause to be delivered to the Holder (or any other Persons properly designated by the Holder) the Exchange Right Consideration for each Exchangeable Share in respect of which the Exchange Right is exercised.

(4)

Immediately upon receipt by the U.S. Company of the notice of exercise of the Exchange Right and the certificates representing the Exchangeable Shares in respect of which the Exchange Right is being exercised pursuant to Section 2.1(2):

(a)	the exchange shall be deemed to have occurred;

(b)	the Holder shall be deemed to have transferred to the U.S. Company or CallCo all of its interest in the Exchangeable Share in respect of which the Exchange Right is being exercised; and

(c)

the Holder (or, if applicable, the other Person(s) specified in the written notice delivered by the Holder pursuant to Section 2.1(2) to which the MVS and/or SVS are to be issued) shall be deemed to be the holder of the MVS and/or SVS comprising all or part of the Exchange Right Consideration.

(5)

If a Holder requires that Can HoldCo redeem the Holder’s Retracted Shares and is notified by Can HoldCo that Can HoldCo is not permitted, as a result of solvency requirements or other provisions of applicable law, to redeem all of the Retracted Shares, then, if the Retraction Call Right or the Retraction Put Right has not been exercised with respect to the Retracted Shares and the Holder has not revoked the Retraction Request in accordance with the Exchangeable Share Provisions, the Retraction Request shall constitute the exercise of the Exchange Right with respect to those Retracted Shares that Can HoldCo is unable to redeem. In any such event, Can HoldCo shall immediately notify the Holder of the prohibition against Can HoldCo redeeming all of the Retracted Shares and shall immediately notify the U.S. Company of the exercise of the Exchange Right (which notice shall constitute the notice of exercise of the Exchange Right for purposes of Section 2.1(2)).

Section 2.2 Automatic Exchange Right

(1)

The U.S. Company shall give the Holders and Can HoldCo written notice of a U.S. Company Liquidation Event at least 10 Business Days prior to the effective date of the U.S. Company Liquidation Event (the “U.S. Company Liquidation Event Effective Date”).

(2)	On the fifth Business Day prior to the U.S. Company Liquidation Event Effective Date:

(a)	the U.S. Company or CallCo shall deliver or cause to be delivered to each Holder the Automatic Exchange Right Consideration for each Exchangeable Share held by the Holder;

(b)

each Holder shall be deemed to have transferred to the U.S. Company or CallCo all of the Holder’s interest in the Exchangeable Shares (which shall be free and clear of all Liens, other than under the Can HoldCo Articles) and shall cease to be a Holder of those Exchangeable Shares;

(c)	the Holder shall be deemed to be the holder of the MVS and/or SVS delivered to it; and

(d)

the certificates held by the Holder previously representing the Exchangeable Shares shall be deemed to represent the MVS and/or SVS and other Automatic Exchange Right Consideration delivered to the Holder.

ARTICLE 3
COVENANTS OF THE U.S. COMPANY, CALLCO AND CAN HOLDCO

Section 3.1 Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by the U.S. Company and its Subsidiaries are issued and outstanding, the U.S. Company will:

(1)	not declare or pay any dividend on the MVS and/or SVS unless:

(a)

in the case of a cash dividend on the MVS and/or SVS, (i) Can HoldCo shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares as provided for in Article 5 of the Exchangeable Share Provisions, and (ii) Can HoldCo shall have sufficient money or other assets available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(b)

in the case of a stock dividend on the MVS and/or SVS, (i) Can HoldCo shall subdivide the Exchangeable Shares in lieu of a stock dividend thereon as contemplated in Article 5 of the Exchangeable Share Provisions and (ii) Can HoldCo shall have sufficient authorized but unissued Exchangeable Shares available to enable such subdivision; or

(c)

in the case of a dividend on the MVS and/or SVS in property other than cash, MVS or SVS, (i) Can HoldCo shall simultaneously declare or pay, as the case may be, an economically equivalent dividend on the Exchangeable Shares as provided for in Article 5 of the Exchangeable Share Provisions, and (ii) Can HoldCo shall have sufficient assets available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(2)

advise Can HoldCo sufficiently in advance of the declaration by the U.S. Company of any dividend on the MVS and/or SVS, and take all such other actions as are reasonably necessary, in co-operation with Can HoldCo, to ensure that: (a) the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the MVS and/or SVS; or (b) the record date and effective date for the subdivision of Exchangeable Shares shall be the same as the record date and payment date for the stock dividend on the MVS and/or SVS;

(3)	ensure that the record date for any dividend declared on the MVS and/or SVS is not less than 10 Business Days after the declaration date of such dividend;

(4)

take all such actions, and do all such things, as are reasonably necessary or desirable to enable and permit Can HoldCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Consideration, the Retraction Consideration or the Redemption Consideration, as applicable, in respect of each issued and outstanding Exchangeable Share upon (a) the liquidation, dissolution or winding-up of Can HoldCo, or any other distribution of the assets of Can HoldCo among its shareholders for the purpose of winding up its affairs, (b) the delivery of a Retraction Request by a Holder or (c) the redemption of Exchangeable Shares by Can HoldCo, as the case may be, including all such actions, and all such things, as are necessary or desirable to enable and permit Can HoldCo to cause to be delivered MVS and/or SVS, as applicable, to the Holders in accordance with the provisions of Article 6, Article 7 and Article 8, respectively, of the Exchangeable Share Provisions; and

(5)

take all such actions, and do all such things, as are reasonably necessary or desirable to, or to enable and permit CallCo to, in accordance with applicable law, perform its obligations arising upon the exercise by the U.S. Company or CallCo of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, or in connection with the Exchange Right, as applicable, including all such actions, and all such things, as are necessary or desirable to, or to enable and permit CallCo to, cause to be delivered MVS and/or SVS, as applicable, to the Holders in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Exchange Right, respectively.

Section 3.2 Segregation of Funds

The U.S. Company and CallCo shall cause Can HoldCo to deposit a sufficient amount of funds in a separate account of Can HoldCo, and segregate a sufficient amount of such other assets and property as is necessary, to enable Can HoldCo to pay dividends when due, and to pay or otherwise satisfy its respective obligations, under Article 6, Article 7 and Article 8 of the Exchangeable Share Provisions, as applicable.

Section 3.3 Reservation of MVS, SVS and U.S. Company Special Voting Stock

The U.S. Company hereby represents, warrants and covenants in favour of the Holders, CallCo and Can HoldCo that the U.S. Company has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by the U.S. Company or its Subsidiaries) are issued and outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock, such number of MVS, SVS and shares of U.S. Company Special Voting Stock (or other shares or securities into which such shares may be reclassified or changed as contemplated by Section 3.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time (other than Exchangeable Shares held by the U.S. Company or its Subsidiaries), and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit the U.S. Company or CallCo to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Exchange Right, to enable and permit the U.S. Company or CallCo to meet its obligations under each of the Liquidation Put Right, the Retraction Put Right and the Redemption Put Right, and to enable and permit Can HoldCo to meet its respective obligations hereunder and under the Exchangeable Share Provisions.

Section 3.4 Notification of Certain Events

In order to assist the U.S. Company and CallCo to comply with their respective obligations hereunder, and to permit CallCo to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Can HoldCo shall notify the U.S. Company and CallCo of each of the following events at the applicable time set forth below:

(1)

in the event of any determination by the board of directors of Can HoldCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Can HoldCo, or to effect any other distribution of the assets of Can HoldCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(2)

promptly, upon the earlier of receipt by Can HoldCo of notice and Can HoldCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Can HoldCo, or to effect any other distribution of the assets of Can HoldCo among its shareholders for the purpose of winding up its affairs;

(3)	promptly, upon receipt by Can HoldCo of a Retraction Request;

(4)	on the same date on which notice of redemption is given to the Holders, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions and this Agreement; and

(5)	as soon as practicable upon the issuance by Can HoldCo of any Exchangeable Shares or rights to acquire Exchangeable Shares.

Section 3.5 Delivery of MVS and SVS to Can HoldCo and CallCo

(1)

In furtherance of its obligations under Section 3.1(4) and Section 3.1(5), upon notice from Can HoldCo or CallCo of any event that requires Can HoldCo or CallCo to deliver or cause to be delivered MVS and/or SVS to any Holder, the U.S. Company shall, in any manner deemed appropriate by it, provide or cause to be provided to Can HoldCo or CallCo, either in the form of a share certificate or in book entry form through the direct registration system, the requisite number of MVS and/or SVS to be received by, and issued to or to the order of, the former Holder of the surrendered Exchangeable Shares, as Can HoldCo or CallCo shall direct. All such MVS and/or SVS shall be duly authorized and validly issued as fully paid and non-assessable, and shall be free and clear of any Lien.

(2)

In the event that Can HoldCo, the U.S. Company or CallCo are required to deliver MVS and/or SVS to any Holder in connection with a public offering of SVS, Can HoldCo, the U.S. Company and CallCo shall use all commercially reasonable efforts to cooperate to shorten all applicable timeframes, including the Liquidation Date, Retraction Date or the Redemption Date, to allow earlier exchange, redemption or retraction of the Exchangeable Shares and settlement of the MVS and/or SVS.

Section 3.6 Additional U.S. Company Covenants

The U.S. Company shall use commercially reasonable efforts to ensure that all MVS and SVS issued to Holders hereunder are issued pursuant to an exemption from the registration or dealer registration and prospectus requirements of applicable securities laws (provided, that such MVS and SVS may be subject to any resale restrictions imposed by such laws). The U.S. Company shall in good faith expeditiously take all such actions, and do all such things, as are reasonably necessary or desirable to cause all SVS to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding SVS have been listed by the U.S. Company and remain listed and are quoted or posted for trading at such time.

Section 3.7 Economic Equivalence

So long as any Exchangeable Shares not owned by the U.S. Company or its Subsidiaries are issued and outstanding:

(1)

Other than as permitted in Section 3.1, the U.S. Company shall not, without the prior approval of Can HoldCo and Exchangeable Shareholder Approval given in accordance with the Exchangeable Share Provisions:

(a)

issue or distribute MVS or SVS (or securities exchangeable for or convertible into, or carrying rights to acquire, MVS or SVS) to the holders of all or substantially all of the then issued outstanding MVS or SVS, as applicable, by way of a stock dividend or other distribution, other than an issue of MVS or SVS, as applicable (or securities exchangeable for or convertible into, or carrying rights to acquire, MVS or SVS), to holders of MVS or SVS that: (i) exercise an option to receive dividends in MVS or SVS, as applicable (or securities exchangeable for or convertible into, or carrying rights to acquire, MVS or SVS) in lieu of receiving cash dividends; or (ii) pursuant to any dividend reinvestment plan; or

(b)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then issued outstanding MVS or SVS entitling them to subscribe for or to purchase MVS or SVS, as applicable (or securities exchangeable for or convertible into, or carrying rights to acquire, MVS or SVS); or

(c)

issue or distribute to the holders of all or substantially all of the then issued and outstanding MVS or SVS: (i) shares or securities of the U.S. Company of any class other than MVS or SVS (other than shares convertible into or exchangeable for, or carrying rights to acquire, MVS or SVS), as applicable; (ii) rights, options or warrants other than those referred to in Section 3.7(1)(b); (iii) evidences of indebtedness of the U.S. Company; or (iv) assets of the U.S. Company; in each case, unless the same or the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

(2)	The U.S. Company shall not, without the prior approval of Can HoldCo and Exchangeable Shareholder Approval given in accordance with the Exchangeable Share Provisions:

(a)	subdivide, re-divide or change the then outstanding MVS or SVS into a greater number of MVS or SVS;

(b)	reduce, combine, consolidate or change the then outstanding MVS or SVS into a lesser number of MVS or SVS; or

(c)	reclassify or otherwise change the MVS or SVS, or effect an amalgamation, merger, reorganization or other transaction affecting the MVS or SVS,

in each case, unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the Holders.

(3)

The U.S. Company shall ensure that the record date for any event referred to in Section 3.7(1) or Section 3.7(2), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by the U.S. Company (with contemporaneous notification thereof by the U.S. Company to Can HoldCo).

(4)

The Board of Directors shall determine, in good faith and in its reasonable discretion, economic equivalence for the purposes of any event referred to in Section 3.7(1) or Section 3.7(2), and each such determination shall be conclusive and binding on the U.S. Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)

in the case of any stock dividend or other distribution payable in MVS or SVS, the number of each such class of shares issued in proportion to the number of MVS or SVS previously outstanding, as applicable;

(b)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase MVS or SVS (or securities exchangeable for or convertible into, or carrying rights to acquire, MVS or SVS), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(c)

in the case of the issuance or distribution of any other form of property (including any shares or securities of the U.S. Company of any class other than MVS or SVS, any rights, options or warrants other than those referred to in Section 3.7(4)(b), any evidences of indebtedness of the U.S. Company or any assets of the U.S. Company), the relationship between the fair market value (as determined by the Board of Directors in good faith and in its reasonable discretion) of such property to be issued or distributed with respect to each outstanding MVS or SVS, as applicable, and the Current Market Price;

(d)

in the case of any subdivision, re-division or change of the then outstanding MVS or SVS into a greater number of MVS or SVS, as applicable, or the reduction, combination, consolidation or change of the then issued outstanding MVS or SVS into a lesser number of MVS or SVS, as applicable, or any amalgamation, merger, reorganization or other transaction affecting the MVS or SVS, the effect thereof upon the then issued outstanding MVS and SVS; and

(e)

in all such cases, the general taxation consequences of the relevant event to Holders to the extent that such consequences may differ from the general taxation consequences to holders of MVS or SVS as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of Holders).

(5)

Can HoldCo agrees that, to the extent required, upon due notice from the U.S. Company, Can HoldCo shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid, or other distributions are made, by Can HoldCo, or subdivisions, re-divisions or other changes are made to the Exchangeable Shares, in each case, in order to implement and maintain at all times the required economic equivalence with respect to the MVS and SVS, on the one hand, and Exchangeable Shares, on the other hand, as provided for in this Section 3.7. Without limiting the generality of the foregoing, the Board of Directors may, acting in good faith, adjust the number of MVS and/or SVS into which an Exchangeable Share is exchangeable (which initially is one) to reflect the economic equivalence of the relationship between the MVS and/or SVS, on the one hand, and the Exchangeable Shares, on the other hand.

Section 3.8 U.S. Company Sale

In the case of a Redemption Date established in connection with a U.S. Company Sale, if the U.S. Company Board determines, in good faith and in its sole discretion, that: (1) it is not reasonably practicable to continue or otherwise to substantially replicate the terms and conditions of the Exchangeable Shares in connection with a U.S. Company Sale; (2) the redemption of all (but not less than all) of the outstanding Exchangeable Shares is necessary to enable the completion of such U.S. Company Sale in accordance with its terms; or (3) the consideration payable to the holders of SVS in such U.S. Company Sale is cash; then, in any such instance: (a) the U.S. Company Board may accelerate the Redemption Date to such date prior to the effective date of the U.S. Company Sale as the U.S. Company Board determines, in good faith and in its sole discretion, upon such number of days’ (not to be less than five Business Days’ in any event) prior written notice to the Holders as the U.S. Company Board determines to be reasonably practicable in such circumstances; and (b) the U.S. Company and the U.S. Company Board shall use all commercially reasonable efforts to ensure that any such redemption is effective only upon, and is conditional upon, the closing of the transaction (or series of related transactions) constituting the U.S. Company Sale and only to the extent necessary to enable the Holders to participate in the U.S. Company Sale on an economically equivalent basis to the holders of SVS.

Section 3.9 Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the MVS or SVS (an “Offer”), is proposed by the U.S. Company, or is proposed to the U.S. Company or its shareholders and is recommended by the U.S. Company Board, or is otherwise effected or to be effected with the consent or approval of the U.S. Company Board, and the Exchangeable Shares are not redeemed by Can HoldCo or purchased by CallCo pursuant to the Redemption Call Right, the U.S. Company shall use its reasonable efforts expeditiously and in good faith to take all such actions, and do all such things, as are necessary or desirable to enable and permit the Holders (other than the U.S. Company and its Subsidiaries) to participate in such Offer to the same extent or on an economically equivalent basis as the holders of MVS or SVS, without discrimination. Without limiting the generality of the foregoing, the U.S. Company shall use its reasonable efforts expeditiously and in good faith to ensure that the Holders may participate in each such Offer without being required to retract Exchangeable Shares as against Can HoldCo (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Can HoldCo to redeem (or CallCo to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a U.S. Company Sale.

Section 3.10 Ownership of Outstanding Shares

Without the prior approval of Can HoldCo and Exchangeable Shareholder Approval given in accordance with the Exchangeable Share Provisions, the U.S. Company covenants and agrees in favour of Can HoldCo that, as long as any Exchangeable Shares not owned by the U.S. Company or its Subsidiaries are issued and outstanding, the U.S. Company shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Can HoldCo and CallCo.

Section 3.11 U.S. Company and Subsidiaries Not to Vote Exchangeable Shares

The U.S. Company covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Subsidiaries for the sole purpose of attending any meeting of the Holders in order to be counted as part of the quorum for any such meeting. The U.S. Company further covenants and agrees that it shall not, and shall cause its Subsidiaries not to, exercise any voting rights which may be exercisable by the Holders from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of Can HoldCo’s governing statute (and the regulations promulgated thereunder), or any successor or other statute (and the regulations promulgated thereunder, if any) by which Can HoldCo may in the future be governed, with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of the Holders.

Section 3.12 Rule 10b-18 Purchases

Nothing contained in this Agreement, including the obligations of the U.S. Company contained in Section 3.8, shall limit the ability of the U.S. Company, CallCo or Can HoldCo to make a “Rule 10b-18 Purchase” of MVS or SVS pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.

Section 3.13 Restriction on Voluntary Dissolution and Continuance

None of the U.S. Company, Can HoldCo or CallCo shall take any action relating to: (a) a voluntary liquidation, dissolution or winding-up of Can HoldCo or its successors, or CallCo or its successors, as the case may be, prior to the Redemption Date; or (b) the continuance or other transfer of the corporate existence of Can HoldCo to any jurisdiction outside of Canada prior to the Redemption Date.

Section 3.14 Mailings to Registered Holders of Exchangeable Shares

With respect to each meeting of shareholders of the U.S. Company at which holders of MVS and/or SVS are entitled to vote, and with respect to all written consents sought by the U.S. Company from its shareholders (including the holders of MVS and/or SVS, as applicable), the U.S. Company shall mail or cause to be mailed (or otherwise communicate in the same manner as the U.S. Company utilizes in communications to holders of MVS and/or SVS, as applicable, subject to applicable regulatory requirements), to the extent not already sent to Holders, to each Holder, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by the U.S. Company to its shareholders a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of the U.S. Company. The U.S. Company shall also mail or cause to be mailed (or otherwise communicate in the same manner as the U.S. Company utilizes in communications to holders of MVS and/or SVS, as applicable, subject to applicable regulatory requirements), to each Holder, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by the U.S. Company to its shareholders copies of all information statements, interim and annual financial statements, reports and other materials to be provided to shareholders of the U.S. Company.

Section 3.15 Other Materials

As soon as reasonably practicable after receipt by the U.S. Company or holders of MVS and/or SVS (if such receipt is known by the U.S. Company) of any material sent or given by or on behalf of a third party to holders of MVS and/or SVS generally, including dissident proxy and information circulars (and related information and material), and tender and exchange offer circulars (and related information and material), the U.S. Company shall use its reasonable efforts to obtain and deliver a copy thereof (unless the same has been provided directly to the Holders by such third party) to each Holder as soon as possible thereafter. The U.S. Company shall also make available for inspection by any Holder at its principal executive offices in Chicago, Illinois copies of all such materials.

Section 3.16 Distribution of Written Materials

Any written materials distributed by the U.S. Company pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as the U.S. Company utilizes in communications to holders of MVS and/or SVS subject to applicable regulatory requirements) to each holder of Exchangeable Shares at its address as shown on the securities register of Can HoldCo. The U.S. Company agrees not to communicate with holders of MVS and/or SVS with respect to such written materials otherwise than by mail unless such method of communication is also used by it for communication with the Holders. Can HoldCo shall provide or cause to be provided to the U.S. Company for purposes of communication, on a timely basis and without charge or other expense, a current list of the Holders.

Section 3.17 Acknowledgement of Call Rights and Put Rights

Each of the Parties acknowledges and agrees that (1) the U.S. Company or CallCo (or any Permitted Subsidiary other than CallCo) has the right to exercise the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, and (2) the U.S. Company or CallCo (or any Permitted Subsidiary other than CallCo) hereby grants to each Holder the Liquidation Put Right, the Redemption Put Right and the Retraction Put Right, in each case, subject to the terms and conditions of this Agreement and the Exchangeable Share Provisions.

ARTICLE 4

U.S. COMPANY SUCCESSORS

Section 4.1 Certain Requirements in Respect of Combination, etc.

The U.S. Company shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, unless, but may do so if:

(1)

such other Person or continuing corporation (the “U.S. Company Successor”), by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the U.S. Company Successor of liability for all moneys payable and property deliverable hereunder, and the covenant of such U.S. Company Successor to pay and deliver or cause to be delivered the same, and its agreement to observe and perform all the covenants and obligations of the U.S. Company under this Agreement; and

(2)

such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other Parties hereunder.

Section 4.2 Vesting of Powers in U.S. Company Successor

Whenever the conditions of Section 4.1 have been duly observed and performed, the Parties, if required by Section 4.1, shall execute and deliver the supplemental agreement provided for in Section 4.1(1) and thereupon the U.S. Company Successor shall possess, and from time to time may exercise, each and every right and power of the U.S. Company under this Agreement in the name of the U.S. Company or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the U.S. Company Board or any officers of the U.S. Company may be done and performed with like force and effect by the directors or officers of such U.S. Company Successor.

Section 4.3 Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned Subsidiary of the U.S. Company with or into the U.S. Company or, subject to Section 3.13, the winding-up, liquidation or dissolution of any wholly-owned Subsidiary of the U.S. Company; provided, that, in each case, (1) all of the assets of such Subsidiary are transferred to the U.S. Company or another wholly-owned Subsidiary of the U.S. Company and (2) any such transactions are expressly permitted by this Article 4.

ARTICLE 5

TRANSFER RESTRICTIONS; U.S. COMPANY SPECIAL VOTING STOCK

Section 5.1 Transfer Restrictions; U.S. Company Special Voting Stock

(1)

Exchangeable Shares may only be issued by Can HoldCo, or Transferred by a Holder, to Permitted Holders. Any permitted issuance or Transfer of Exchangeable Shares must also include an issuance by the U.S. Company, or a Transfer by the Holder, as applicable, to the same Person of the same number of shares of U.S. Company Special Voting Stock. Any redemption, retraction or exchange, or subdivision, re-division or other change, of the Exchangeable Shares must also include a redemption or repurchase by the U.S. Company of the same number of shares of U.S. Company Special Voting Stock, or a corresponding subdivision, re-division or other change in respect of the U.S. Company Special Voting Stock.

(2)

Subject to Section 5.1(1), (a) Can HoldCo shall not issue any Exchangeable Shares, (b) the U.S. Company shall not issue any shares of U.S. Company Special Voting Stock, (c) and no Holder shall Transfer Exchangeable Shares and shares of U.S. Company Special Voting Stock, in each case, to any Person unless such Person is a party to this Agreement or agrees to become a party to this Agreement concurrently with such issuance or Transfer, as applicable.

(3)

Any purported Transfer of Exchangeable Shares in violation of this Section 5.1 shall be void to the maximum extent permitted by applicable law. To the maximum extent permitted by applicable law: (a) Can HoldCo and the U.S. Company shall not permit such a purported Transfer to be recorded on the securities registers of Can HoldCo and the U.S. Company maintained for the Exchangeable Shares and the U.S. Company Special Voting Stock, as applicable; and (b) from the date of any purported Transfer of Exchangeable Shares and/or shares of U.S. Company Special Voting Stock in violation of this Section 5.1, all rights attaching to such Exchangeable Shares and/or shares of U.S. Company Special Voting Stock shall be suspended and are inoperative until the purported Transfer is rescinded.

ARTICLE 6

GENERAL

Section 6.1 Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for, or carrying rights to acquire, Exchangeable Shares) are held by any Person other than the U.S. Company and any of its Subsidiaries.

Section 6.2 Changes in Capital of U.S. Company and Can HoldCo

At all times after the occurrence of any event contemplated in Section 3.7, Section 3.8 or otherwise, as a result of which either MVS and/or SVS or the Exchangeable Shares (or both) are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which MVS and/or SVS or Exchangeable Shares (or both) are so changed, and the Parties shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

Section 6.3 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.4 Amendments, Modifications

This Agreement may not be amended or modified except by an agreement in writing executed by all of the Parties and approved by Exchangeable Shareholder Approval in accordance with the Exchangeable Share Provisions.

Section 6.5 Ministerial Amendments

Notwithstanding the provisions of Section 6.4, the Parties may in writing at any time and from time to time, without Exchangeable Shareholder Approval, amend or modify this Agreement for the purposes of:

(1)

adding to the covenants of any or all Parties; provided, that the board of directors of each of Can HoldCo, CallCo and the U.S. Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Holders;

(2)

making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Can HoldCo, CallCo and the U.S. Company, it may be expedient to make; provided, that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the Holders; or

(3)

making such changes or corrections which, on the advice of counsel to Can HoldCo, CallCo and the U.S. Company, are required for the purpose of curing or correcting any ambiguity or defect, inconsistent provision, clerical omission, mistake or manifest error; provided, that the boards of directors of each of Can HoldCo, CallCo and the U.S. Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the Holders.

Section 6.6 Meeting to Consider Amendments

If necessary, Can HoldCo, at the request of the U.S. Company, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 6.4. Any such meeting or meetings shall be called and held in accordance with the Can HoldCo Articles, the Exchangeable Share Provisions and all applicable laws.

Section 6.7 Amendments Only in Writing

No amendment to, or modification of, any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the Parties.

Section 6.8 Notices

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given: (1) five Business Days following sending by registered or certified mail, postage prepaid; (2) when sent, if sent by facsimile (provided, that the facsimile transmission is promptly confirmed by telephone); (3) when delivered, if delivered personally to the intended recipient; and (4) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the U.S. and Canada; and, in each case, addressed to a Party at the following address for such Party:

(a)	If to the U.S. Company, to:

●

(b)	If to Can HoldCo, to:

●

(c)	If to CallCo, to:

●

(d)	If to the Holders, to the address of each Holder at its address as shown on the securities register of Can HoldCo or to such other address(es) as shall be furnished in writing by any Party to the other Parties in accordance with the provisions of this Section 6.8.

Section 6.9 Interpretation

In this Agreement, unless otherwise indicated:

(1)	any reference to an Article or a Section shall be to an Article or a Section of this Agreement;

(2)	the table of contents and headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(3)	the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(4)

the terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof, and include any agreement or instrument supplementary or ancillary hereto;

(5)	words importing the singular number only shall include the plural and vice versa;

(6)	words importing any gender shall include all genders; and

(7)	if any date on which any action is required to be taken is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

Section 6.10 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 6.11 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.12 Assignment; Additional Permitted Subsidiaries

(1)

Neither this Agreement, nor any of the rights, interests or obligations of the Parties under this Agreement, shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence and to Section 6.12(2), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

(2)

For the avoidance of doubt, prior to or in connection with the designation by the U.S. Company of a Permitted Subsidiary other than CallCo to (a) exercise the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as applicable, or (b) be subject to the obligations of CallCo in connection with any Exchange Right exercised by a Holder or the Automatic Exchange Right, such Permitted Subsidiary must become a party to, and agree to be bound by all of the obligations of CallCo under, this Agreement.

Section 6.13 Enforcement

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction in the Province of Ontario, this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties: (1) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction in the Province of Ontario in the event any dispute arises out of this Agreement; (2) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (3) agrees that it shall not bring any action relating to this Agreement in any court other than any court of competent jurisdiction in the Province of Ontario; and (4) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

Section 6.14 No Waiver

No provision of this Agreement shall be deemed waived by any Party unless such waiver is in writing and signed by the Party against whom it is sought to enforce such waiver.

Section 6.15 Expenses

Except as expressly set forth in this Agreement, all costs, expenses and third party fees paid or incurred in connection with this Agreement shall be paid by the U.S. Company.

Section 6.16 Further Assurances

From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

[CALLCO]

By:
Name:
Title:

6582125 CANADA INC.

By:
Name:
Title:

1156676 ONTARIO LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO EXCHANGE AND SUPPORT AGREEMENT]

[CP], by its partners: 1156676 ONTARIO LTD.

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

[SIGNATURE PAGE TO EXCHANGE AND SUPPORT AGREEMENT]